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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media
Dan Greenfield 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors
Michael Gallentine 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES PURCHASE OF
NINE MILLION EARTHLINK SHARES FROM SPRINT

        ATLANTA, April 2, 2003—EarthLink, Inc. (Nasdaq: ELNK) today announced that it agreed to purchase nine million shares of its common stock from Sprint Corporation (NYSE: FON) for $53.1 million. Sprint will convert shares of its EarthLink Series B preferred stock into common stock for this transaction. The Series B preferred shares were part of an investment that Sprint made in EarthLink from 1998 to 2000. This purchase is in addition to the stock repurchase plan that EarthLink announced on February 24, 2003. $18.5 million remains available for repurchase of EarthLink stock under this plan.

About EarthLink

        EarthLink is the Internet service provider (ISP) solution for an impatient world. Headquartered in Atlanta, EarthLink has earned a national reputation for outstanding customer service and its suite of online products and services. According to J.D. Power and Associates, EarthLink is ranked Highest in Customer Satisfaction among Dial-up ISPs and tied in the ranking for Highest Customer Satisfaction among High-Speed ISPs. Serving approximately five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink through its Core Values and Beliefs (http://www.earthlink.net/about/ourvalues/cvb/index.html) or by calling (800) EARTHLINK and visiting EarthLink's Web site at www.earthlink.net.

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EARTHLINK ANNOUNCES PURCHASE OF NINE MILLION EARTHLINK SHARES FROM SPRINT